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           TRANS-LUX CORPORATION & SUBSIDIARIES                                        EXHIBIT 11
            COMPUTATION OF EARNINGS PER SHARE
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                                                  FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                   ENDED SEPTEMBER 30           ENDED SEPTEMBER 30
                                                  --------------------        --------------------
                                                    1996        1995            1996        1995
                                                    ----        ----            ----        ----
   Primary:
   --------
   Net income                                     $350,000    $309,000        $869,000    $732,000
                                                 =========   =========       =========   =========

   Average common shares outstanding             1,260,000   1,251,000       1,256,000   1,249,000
   Assumes exercise of options reduced by
     the number of shares which could have
     been purchased with the proceeds from
     exercise of such options                       31,000       7,000          27,000       9,000
                                                 ---------   ---------       ---------   ---------
   Average common and common equivalent
     shares outstanding                          1,291,000   1,258,000       1,283,000   1,258,000
                                                 =========   =========       =========   =========

   Primary earnings per share                        $0.27       $0.24           $0.68       $0.58
                                                 =========   =========       =========   =========

   Fully diluted:
   --------------
   Net income                                     $350,000    $309,000        $869,000         *

   Add after tax interest expense applicable
     to 9% convertible subordinated debentures      64,000      65,000         195,000
                                                 ---------   ---------       ---------
   Adjusted net income                            $414,000    $374,000      $1,064,000
                                                 =========   =========       =========

   Average common shares outstanding             1,260,000   1,251,000       1,256,000
   Assumes exercise of options reduced by
     the number of shares which could have
     been purchased with the proceeds from
     exercise of such options                       35,000       9,000          36,000
   Assumes conversion of 9% convertible
     subordinated debentures                       379,000     384,000         382,000
                                                 ---------   ---------       ---------
   Average common and common equivalent
     shares outstanding                          1,674,000   1,644,000       1,674,000
                                                 =========   =========       =========

   Fully diluted earnings per share                  $0.25       $0.23           $0.64
                                                 =========   =========       =========


   * Fully diluted earnings per share are not presented for the nine months ended September 30, 1995 as the effect is not dilutive.
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